Exhibit 16.1

November 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated November 12, 2004 of Iteris, Inc., formerly known as Iteris Holdings, Inc., and are in agreement with the statements contained in paragraphs 1 and 2 therein.

Sincerely,

/s/ Ernst & Young LLP